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                                                                    EXHIBIT 23.3


                  [Stewart, Fowler & Stalvey, P.C. Letterhead]

                         Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Colony Bancorp, Inc., of our report dated October 17, 2001, except for Note 19, as to which the date is October 22, 2001, relating to the consolidated statements of financial condition of Quitman Bancorp, Inc. as of September 30, 2001 and 2000 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. We also consent to the reference to our firm contained under the heading as "Experts" in the prospectus contained within that Registration Statement.

                                       /s/ Stewart, Fowler & Stalvey, P.C.

Valdosta, Georgia
December 27, 2001